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                                                               EXHIBIT 99.(g)(2)

                                Mercury HW Funds
                           Mercury HW Variable Trust
                       Fund Asset Management Master Trust
                 Merrill Lynch Investment Managers Funds, Inc.
                        725 S. Figueroa St., Suite 4000
                           Los Angeles, CA 90017-5400
                                 (213) 430-1905


                                 April 24, 2001


Michael J. McDonald
Vice President
Brown Brothers Harriman & Co.
40 Water Street
Boston, MA 02109-3661


RE: Amendment to Letter Agreement Regarding Delegation of Board Review of Subcustodians dated May 3, 2000, relating to:

      - Custodian Agreement dated as of June 17, 2000 between Mercury HW Funds (fka Hotchkis and Wiley Funds) ("Funds") and Brown Brothers Harriman & Co. ("BBH")

      - Custodian Agreement dated as of June 17, 2000 between Mercury HW Variable Trust (fka Hotchkis and Wiley Variable Trust) ("Trust") and BBH

      - Custodian Agreement dated as of September 6, 2000 between Fund Asset Management Master Trust ("Master Trust") and BBH

      - Custodian Agreement dated as of September 6, 2000 between Merrill Lynch Investment Managers Funds, Inc. ("ML Feeder") and BBH

      (collectively, the "Custodian Agreements")

Dear Michael:

      This Amendment amends the Letter Agreement as follows:

      a. The Rule 17f-5 Procedures and Guidelines attached to the Letter Agreement are hereby replaced by the attached Rule 17f-5/17f-7 Procedures and Guidelines.

      b. The Letter Agreement as amended by this Amendment shall apply to all of the Custodian Agreements.
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Michael J. McDonald
April 24, 2001
Page 2


        Please sign below and return this Amendment to me at the above address to indicate BBH's agreement with the foregoing effective as of the date first written above.

                                 Very truly yours,


                                 /s/ NANCY D. CELICK
                                 Nancy D. Celick, President
                                 Mercury HW Funds
                                 Mercury HW Variable Trust
                                 Fund Asset Management Master Trust
                                 Merrill Lynch Investment Managers Funds, Inc.

ACKNOWLEDGED AND AGREED TO:

Brown Brothers Harriman & Co.

By: /s/ [Signature Illegible]
   ----------------------------
Title: Partner
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                   RULE 17F-5/17F-7 PROCEDURES AND GUIDELINES

The Custodian will serve as the Foreign Custody Manager for the Funds listed on Appendix C to the Custodian Agreements pursuant to the terms and provisions of the Agreement and these procedures and guidelines. As Foreign Custody Manager, the Custodian shall be responsible for managing each Fund's foreign custody arrangements in certain designated countries, pursuant to the requirements of Rule 17f-5 under the Investment Company Act (the "Delegated Duties"). The Custodian also shall serve as each Fund's Primary Custodian as defined in and pursuant to the requirements of Rule 17f-7 under the Investment Company Act. As Primary Custodian, the Custodian shall perform the duties and obligations set forth herein.

I.      RULE 17f-5: FOREIGN CUSTODY MANAGER

        1. Each agreement between the Foreign Custody Manager and each subcustodian bank shall meet the requirements of Rule 17f-5(c)(2) under the Investment Company Act.

        2. The Foreign Custody Manager shall establish a system for monitoring the appropriateness of maintaining a Fund's Property with a particular Eligible Foreign Custodian and to monitor the performance of the agreement between the Foreign Custody Manager and each Eligible Foreign Custodian.

        3. In selecting an Eligible Foreign Custodian, the Foreign Custody Manager shall determine that each Fund's Property shall be subject to reasonable care by the Eligible Foreign Custodian considering all factors relevant to the safekeeping of such Property with reference to standards of international banks and trust companies holding assets for institutional clients in the relevant market and if there are no such international banks with reference to the principal custodians in the relevant market that act as subcustodians or custodians for U.S. mutual funds.

        4. The Foreign Custody Manager shall notify the Fund's investment adviser in writing as soon as reasonably possible of any material changes in the Fund's foreign custody arrangements.

        5. The Foreign Custody Manager shall provide the Board with written quarterly reports regarding a Fund's foreign custody arrangements for use at its quarterly Board meetings which reports shall, among other things:

            (i) notify the Board of the placement of Fund Property with a particular Eligible Foreign Custodian; and

            (ii) summarize for the Board the material changes in the Fund's foreign custody arrangements that occurred during the prior quarter.

        6. The Foreign Custody Manager shall, upon request of the Board, make itself available to report to a Fund's Board in person at its quarterly Board meetings, or at such other times as the Board may from time to time require.


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     7.   The Foreign Custody Manager shall agree to and shall provide the
Fund's investment adviser on a regular basis with the country materials it provides to clients.

     8. In performing its Delegated Duties and obligations to the Fund with respect to the designated countries, the Foreign Custody Manager shall agree to exercise the reasonable care, prudence and diligence of a New York bank subject to a New York standard of care having responsibility for the safekeeping of Fund Property.

II.  RULE 17f-7: PRIMARY CUSTODIAN

     1. The Custodian shall provide each Fund with an initial analysis of the custody risks associated with maintaining Property in each Eligible Securities Depository in each country in the Custodian's foreign custody network.

     2. The Custodian shall promptly provide each Fund with an initial analysis of the custody risks associated with maintaining Property in each Eligible Securities Depository in each new country added to the Custodian's foreign custody network before a Fund's Property is placed with such Eligible Securities Depository.

     3. The Custodian shall monitor on a continuing basis the custody risks associated with maintaining Fund Property with each of the Eligible Securities Depositories used by each Fund and promptly notify such Fund or its investment adviser of any material change to those custody risks.

     4. Upon receipt of Proper Instructions, the Custodian shall withdraw a Fund's Property from any Eligible Securities Depository as soon as reasonably practicable.

     5. The Custodian shall exercise reasonable care, diligence and prudence in performing its duties as each Fund's Primary Custodian.



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